UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 12, 2007

BIOSPHERE MEDICAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23678	04-3216867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 Hingham Street
Rockland, Massachusetts	02370
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 681-7900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation of Executive Officers

Salary:  On March 12, 2007, the Compensation Committee of the Board of Directors of BioSphere Medical, Inc. (“BioSphere” or the “Company”) approved the following compensation arrangements for fiscal 2007 for the executive officers of BioSphere:

Executive Officer	Current Annual Salary

Richard J. Faleschini
President and Chief Executive Officer	$390,000

Gary M. Saxton
Executive Vice President and Chief Operating Officer	$270,418

Martin J. Joyce
Executive Vice President and Chief Financial Officer	$237,726

Peter C. Sutcliffe
Vice President, Manufacturing	$209,017

Living Allowance:  On March 13, 2007, the independent members of the Board of Directors of BioSphere approved an annual living allowance for Mr. Faleschini in the amount of $77,000 (the “Living Allowance”).  In connection with the grant of the Living Allowance, the Company has entered into (i) an acknowledgement and amendment agreement with Mr. Faleschini dated March 16, 2007 (the “Faleschini Amendment”), which amends the Employment Agreement dated November 4, 2004 between the Company and Mr. Faleschini (the “Faleschini Agreement”).  Pursuant to the Faleschini Agreement, the Company had previously agreed to reimburse such executive for (a) customary moving expenses, (b) commissions, origination and closing costs associated with the sale of the executive’s home in Minnesota and purchase of a home in Massachusetts, and (c) temporary living and commuting expenses (consisting of airfare, temporary housing and expenses incident thereto), in an aggregate amount not to exceed $175,000 (the “Reimbursed Expenses”).  In accordance with the terms of the Faleschini Amendment, in lieu of the Reimbursed Expenses, on a going-forward basis BioSphere will provide to Mr. Faleschini the Living Allowance for so long as his primary residence is more than 100 miles from the Company’s offices, which may be used, in his discretion, to offset commuting costs incurred by him in connection with his travel from his primary residence to the Company’s offices and for temporary living and housing allowances relating to such commuting.  The amount of the annual Living Allowance is intended to be approximately equivalent to the amount actually paid to Mr. Faleschini for Reimbursed Expenses in 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2006		BIOSPHERE MEDICAL, INC.

	By:	/s/ Martin J. Joyce
Martin J. Joyce
Executive Vice President
and Chief Financial Officer